Exhibit 10.28

ASSET PURCHASE AGREEMENT

by and among

SST INDUSTRIES, INC.

SST INDUSTRIES OF GEORGIA, INC.

SST INDUSTRIES OF VIRGINIA, INC.

BWAY MANUFACTURING, INC.

AND

C. WINFIELD SCOTT

Dated as of August 25, 2003

ARTICLE I		1

1.1	Definitions	1

1.2	Singular/Plural; Gender	9

ARTICLE II		9

2.1	Purchase and Sale	9

2.2	Payments on Closing	9

2.3	Closing Date Deliveries	10

2.4	Adjustment to Purchase Price	10

2.5	Non-Assumption of Liabilities	11

2.6	Taxes	11

2.7	Risk of Loss	12

2.8	Allocation of Purchase Price	12

2.8	Allocation of Purchase Price	12

ARTICLE III		12

ARTICLE IV		13

4.1	Organization	13

4.2	Authorization; Enforceability	13

4.3	Absence of Conflicting Agreements	13

4.4	Purchased Assets	14

4.5	Title to Purchased Assets; Liens and Encumbrances	14

4.6	Equipment	14

4.7	Contracts	14

4.8	Intangible Property	15

4.9	Real Property	16

i

4.10	Leases	16

4.11	Financial Statements	17

4.12	Absence of Undisclosed Liabilities	17

4.13	No Material Adverse Change	17

4.14	No Litigation; Labor Disputes; Compliance with Law	19

4.15	Taxes	19

4.16	Inventory	20

4.17	Accounts Receivable	20

4.18	Insurance	20

4.19	Brokers	20

4.20	Banks; Powers of Attorney	20

4.21	Employees	20

4.22	Employee Benefit Plans	21

4.23	Environmental Compliance	21

4.24	Interest in Customers, Suppliers and Competitors	22

4.25	Relations with Suppliers and Customers	22

4.26	Off Balance Sheet Transactions	22

4.27	Representation as of the Closing Date	23

4.28	Disclosure	23

ARTICLE V		23

5.1	Organization	23

5.2	Authorization; Enforceability	23

5.3	Absence of Conflicting Laws and Agreements	23

5.4	Brokers	24

5.5	Representation as of the Closing Date	24

5.6	Disclosure	24

ARTICLE VI		24

6.1	Access	24

6.2	Title Insurance; Surveys and Lien Search.	25

6.2	Title Insurance; Surveys and Lien Search	25

6.3	Notice of Adverse Changes	25

6.4	Operations Pending Closing	26

6.5	Financial Reports	28

6.6	Consents	28

6.7	Cooperation	28

6.8	Exclusivity	28

6.9	Release of Liens	28

6.10	Tax Returns and Payments	28

6.11	Public Announcement	28

6.12	Best Efforts	29

ARTICLE VII		29

7.1	Compliance with Agreement	29

7.2	Proceedings and Instruments Satisfactory	29

7.3	Representations and Warranties	29

7.4	No Material Adverse Change	29

7.5	Event of Loss	29

7.6	Deliveries at Closing	30

7.7	Other Documents	30

7.8	Possession; Instruments of Conveyance and Transfer	30

7.9	Approvals and Consents	30

7.10	Absence of Investigations and Proceedings	30

7.11	Governmental Consents	30

7.12	No Liens	30

7.13	Due Diligence	30

7.14	Maximum Liabilities	31

ARTICLE VIII		31

8.1	Compliance with Agreement	31

8.2	Proceedings and Instruments Satisfactory	31

8.3	Representations and Warranties	31

8.4	Deliveries at Closing	31

8.5	Other Documents	31

8.6	Absence of Investigations and Proceedings	31

8.7	Governmental Consents	32

ARTICLE IX		32

9.1	Indemnification by Sellers	32

9.2	Indemnification by Buyer	33

9.3	Method of Asserting Claims	34

9.4	Payment of Claims	35

9.5	Nature and Survival of Representations	35

9.6	Limitation on Aggregate Claims	35

9.7	Remedies	35

ARTICLE X		35

10.1	Confidentiality	35

10.2	Records	36

10.3	Worker Adjustment and Retraining Notification Act	37

10.4	Event of Loss	37

10.5	Further Agreements	37

ARTICLE XI		38

11.1	Termination	38

11.2	Rights on Termination	38

11.3	Further Assurances	38

11.4	Entire Agreement; Amendment; and Waivers	38

11.5	Expenses	39

11.6	Benefit; Assignment	39

11.7	Notices	39

11.8	Counterparts; Headings	40

11.9	Severability	40

11.10	No Reliance	40

11.11	Judicial Interpretation	41

11.12	Saturdays, Sundays and Legal Holidays	41

11.13	Governing Law	41

11.14	Income Tax Position	41

v

ASSET PURCHASE AGREEMENT

THIS IS AN ASSET PURCHASE AGREEMENT, made this 25th day of August, 2003, by and among SST INDUSTRIES, INC., an Ohio corporation (“SST”), SST INDUSTRIES OF GEORGIA, INC., an Ohio corporation (“SST-Georgia”), and SST INDUSTRIES OF VIRGINIA, INC., an Ohio corporation (“SST-Virginia”) (SST, SST-Georgia and SST-Virginia are individually referred to herein as “Seller” and collectively referred to herein as “Sellers”), C. Winfield Scott, an Ohio resident (the “Controlling Stockholder”), and BWAY MANUFACTURING, INC., a Delaware corporation (“Buyer”).

R E C I T A L S:

A. Sellers own and operate a business which designs, manufactures, sells and distributes plastic containers (the “Business”).

B. The Controlling Stockholder owns all of the issued and outstanding voting capital stock of SST, SST-Georgia and SST-Virginia.

C. Sellers are willing to sell to Buyer and Buyer is willing to purchase from Sellers Sellers’ right, title and interest in and to the Sellers’ assets and properties related to the Business, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the Recitals and the mutual covenants, conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Except as specified otherwise, when used in this Agreement and any Exhibits or Schedules, the following terms shall have the meanings specified:

“Accountants” shall have the meaning set forth in Section 2.4(d);

“Accounts Payable” shall mean all trade accounts payable of Sellers immediately prior to the Closing as determined in accordance with generally accepted accounting principles consistently applied;

“Accounts Receivable” shall mean all trade accounts receivable of Sellers immediately prior to the Closing, as determined in accordance with generally accepted accounting principles consistently applied;

“Accrued Liabilities” shall mean current liabilities of Sellers accrued in the ordinary course of Business of the type set forth on the balance sheet included in the Interim Financial Statements.

“Adjustment Amount” shall have the meaning set forth in Section 2.4;

“Adjustment List” shall have the meaning set forth in Section 2.4;

“Affiliate” shall mean with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person;

“Agreement” shall mean this Asset Purchase Agreement, together with the Schedules and Exhibits, as the same shall be amended from time to time in accordance with the terms hereof;

“Assumed Liabilities” shall mean (a) the Accounts Payable; (b) the Intercompany Accounts Payable; (c) Intercompany Rent; (d) Accrued Liabilities; (e) bank drafts payable as of the Closing Date as listed on Schedule 1.1; (f) the liabilities of Sellers, if any, listed on Schedule 1.1; (g) the obligations of Sellers under the Contracts listed on Schedule 1.2 and the Contracts not required pursuant to Section 4.7 to be listed on Schedule 1.2 accruing from and after the Closing Date, except those Contracts, if any, included in the Retained Assets; (h) the obligations of Sellers under the Leases listed on Schedules 1.5A and 1.5B accruing from and after the Closing Date;

“Assumption Agreement” shall mean the instrument in the form of EXHIBIT “A” attached hereto;

“Benefit Arrangements” shall mean a benefit program or practice providing for bonuses, incentive compensation, vacation pay, severance pay, insurance, restricted stock, stock options, employee discounts, company cars, tuition reimbursement or any other perquisite or benefit (including, without limitation, any fringe benefit under Section 132 of the Code) to employees, officers or independent contractors of Sellers that is not a Plan;

“Bill of Sale and Assignment” shall mean the instrument in the form of EXHIBIT “B” attached hereto;

“Buyer” shall mean BWAY Manufacturing, Inc., a Delaware corporation;

“Buyer’s Closing Certificate” shall mean the certificate of the Secretary of Buyer in the form of EXHIBIT “C” attached hereto;

“Buyer’s Opinion of Counsel” shall mean the legal opinion of counsel to Buyer addressed to Sellers in the form of EXHIBIT “D” attached hereto;

“Buyer’s Performance Certificate” shall mean the certificate of Buyer in the form of EXHIBIT “E” attached hereto;

“Cash” shall mean all moneys of Sellers, whether in the form of cash, cash equivalents, marketable securities, short term investments or deposits in bank or other financial institution accounts of any kind;

“Cash Portion of Purchase Price” shall mean that amount equal to Three Million Eight Hundred Thousand Dollars ($3,800,000), as adjusted pursuant to Section 2.4;

“Closing” shall mean the conference to be held at 10:00 a.m., New York time on the Closing Date at the offices of Greenberg Traurig, LLP, 3290 Northside Parkway, Suite 400, Atlanta, Georgia, or at such other time and place as the parties may mutually agree to in writing, at which the transactions contemplated by this Agreement shall be consummated;

“Closing Date” shall mean (i) August 25, 2003 (ii) such other date as the parties may mutually agree upon in writing, after all of the conditions set forth in Articles VII and VIII hereof have been satisfied or waived, other than these conditions which by their terms are intended to be satisfied at Closing. The Closing shall be deemed effective as of 12:01 a.m. on the Closing Date;

“Code” shall mean the Internal Revenue Code of 1986, as amended;

“Contract Assignment” shall mean the Assignment and Assumption of Contracts, in the form of EXHIBIT “F” attached hereto;

“Contracts” shall mean those agreements (other than those included in the Retained Assets and other than the Leases) under which Sellers conduct the Business, whether written, oral, or implied, including without limitation those agreements listed on Schedule 1.2;

“Controlling Stockholder” shall mean C. Winfield Scott, an Ohio resident;

“Copyrights” shall mean all copyrights (including computer software, data and documentation) and any registrations and applications to register or renew the registration thereof owned, leased, licensed or used by Sellers, in connection with the Business, including without limitation those Copyrights described on Schedule 1.3;

“Customer Lists” shall mean all lists, documents, information in whatever form or media, including without limitation computer tapes and programs and other computer readable media used by, prepared for the benefit of or in the possession of Sellers concerning past, present and potential purchasers of products of the Business;

“Employee Benefit Plans” shall mean any Plan or Benefit Arrangement in which any current, former or retired employee of a Seller participates;

“Environmental Laws” shall mean the rules and regulations of the Environmental Protection Agency and any other federal, state or local government authority and all applicable rules and regulations of federal, state and local governmental authorities, including statutes, regulations, ordinances, codes, rules, as amended, relating to the discharge of air pollutants, water pollutants or process waste water or Hazardous Materials or toxic substances including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, each as amended, regulations of the Environmental Protection Agency and regulations of any state department of natural resources or state environmental protection agency now or at any time hereafter in effect;

“Equipment” shall mean all machinery, equipment, furniture, fixtures, furnishings, toolings, parts and other items of tangible personal property owned or leased by Sellers which are used or useable in the operation of the Business, including without limitation those items listed on Schedule 1.4;

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

“Event of Loss” shall mean any loss, taking, condemnation, damage or destruction of or to any of the Purchased Assets;

“Financial Statements” shall mean the financial statements of Sellers described in Section 4.11(a);

“Financing Lease” shall mean any Lease which is properly characterized as a capitalized lease obligation in accordance with generally accepted accounting principles;

“Hazardous Materials” shall mean any wastes, substances, or materials (whether solids, liquids or gases) that are deemed hazardous, toxic, pollutants, or contaminants, including without limitation, substances defined as “hazardous wastes,” “hazardous substances,” “toxic substances,” “radioactive materials,” or other similar designations in, or otherwise subject to regulation under, any Environmental Laws. “Hazardous Materials” includes but is not limited to polychlorinated biphenyls (PCB’s), asbestos, lead-based paints, infectious wastes, radioactive materials and wastes and petroleum and petroleum products (including, without limitation, crude oil or any fraction thereof);

“Holdback Escrow Agent” shall mean SunTrust Bank, N.A., Atlanta, Georgia;

“Holdback Escrow Agreement” shall mean the Holdback Escrow Agreement between Buyer, Sellers and the Holdback Escrow Agent in the form of EXHIBIT “G” attached hereto;

“Holdback Escrow Amount” shall mean the sum of One Million Five Hundred Thousand Dollars ($1,500,000) which shall be deducted from the Cash Portion of Purchase Price at the Closing and held by the Holdback Escrow Agent pursuant to the terms of the Holdback Escrow Agreement;

“Indebtedness for Borrowed Money” shall mean long term indebtedness of the Sellers for borrowed money, including the current portion of such long term indebtedness and any accrued interest thereon and any revolving line of credit of Sellers;

“Intangible Property” shall mean United States and foreign trademarks, service marks,

trade names, trade dress, domain names, copyrights, and similar rights, including registrations and applications to register or renew the registrations of any of the foregoing, United States and foreign patents and patent applications, and trade secrets, ideas, confidential business and technical information, inventions, designs, know-how, proprietary information, computer software, data and documentation, processes, and rights of privacy and publicity and all similar intellectual property rights and licenses of any of the foregoing;

“Intercompany Accounts Payable” shall mean accounts payable of Sellers owed to an Affiliate of Sellers, as determined in accordance with generally accepted accounting principles, consistently applied;

“Intercompany Accounts Receivable” shall mean accounts receivable of Sellers owed from an Affiliate of Sellers, as determined in accordance with generally accepted accounting principles;

“Intercompany Debt” shall mean any indebtedness owed by Sellers to Affiliates of Sellers;

“Intercompany Rent” shall mean past due rent owed by Sellers to an Affiliate of Sellers;

“Interim Financial Statements” shall mean the financial statements of Sellers described in Section 4.11(b);

“Inventory” shall mean all inventories used in the Business, including but not limited to raw materials, work-in-process, finished goods, spare parts and supplies; and including all Inventory in transit or on order and not yet delivered, and all rights with respect to the processing and completion of any works-in-process;

“IRS” shall mean the Internal Revenue Service;

“Knowledge of Sellers” shall mean the actual knowledge of each of Controlling Stockholder and Alan Baker, after having reviewed the representations in Sections 4.6, 4.7, 4.8, 4.10, 4.14 and 4.23 with William Clifton;

“Lease Assignment” shall mean the Assignment and Assumption of Leases in the form of EXHIBIT “H” attached hereto;

“Lease Estoppel Letters” shall mean letters from Persons who have leased Real Property to the Sellers in the form of EXHIBIT “I” attached hereto or in such other form as is acceptable to Buyer’s lenders;

“Leases” shall mean all leases, subleases and other agreements of occupancy of Real Property and Equipment to which a Seller is a party as listed on Schedules 1.5A and 1.5B;

“Licenses” shall mean all licenses, permits and authorizations issued by any governmental authority to Sellers for the operation of the Business, true copies of which are attached to Schedule 1.6;

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien, lease (including any capitalized lease) or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, including without limitation any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement and the filing of or agreement to give any financing statement with respect to any of the Purchased Assets under the Uniform Commercial Code of the States of Ohio, Georgia or Virginia, or comparable law of any other jurisdiction;

“Miscellaneous Assets” shall mean all tangible and intangible assets owned, leased, or licensed by Sellers for the operation of the Business on the date hereof and as of the Closing Date and not otherwise specifically referred to in this Agreement, excepting therefrom only the Retained Assets;

“New Leases” shall mean leases of Real Property between Buyer and an Affiliate of Sellers in the form of EXHIBITS J-1 and J-2 attached hereto;

“Noncompetition Agreement” shall mean the Noncompetition Agreement between Sellers, the Controlling Stockholder, and Buyer in the form of EXHIBIT “K” attached hereto;

“Off-the-Shelf Computer Software” shall mean mass marketed software sold through retail channels of trade for use on a single computer, the use of which is governed by a shrinkwrap or clickwrap license;

“Patents” shall mean all of those United States and foreign patents and patent applications owned or filed by Sellers or Controlling Stockholder and related to the Business, including without limitation those patents listed on Schedule 1.8;

“Patent Assignment” shall mean an instrument, in the form of Exhibit “L” attached hereto.

“Payoff Letters” shall mean letters from holders of Indebtedness for Borrowed Money, Intercompany Debt and Intercompany Rent which shall contain payoff amounts, per diems, wire transfer instructions and an agreement to deliver, upon full payment, UCC-3 termination statements, other appropriate releases and any original promissory notes or other evidence of indebtedness marked cancelled.

“Permitted Liens” shall mean the following Liens: (a) Liens existing on the Closing Date to remain on the Purchased Assets after the Closing as listed on Schedule 1.7; (b) Liens for taxes, assessments or other governmental charges or levies not yet due; (c) statutory Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business of Sellers consistent with past practices for amounts not yet due; (d) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business of Sellers consistent with past practices in connection with worker’s compensation, unemployment insurance or other types of social security; (e) with respect to interests in real property, minor defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances not materially detracting from the value of such real property or interfering with the ordinary conduct of the use of such property; and (f) Liens created by or through Buyer or any of its Affiliates;

“Person” shall mean any natural person, general or limited partnership, corporation, association, limited liability company or other entity;

“Plan” shall mean any plan, program or arrangement, whether or not written, that is or was (a) an “employee benefit plan” as such term is defined in Section 3(3) of ERISA and (i) which was or is established or maintained by Sellers; (ii) to which Sellers contributed or was obligated to contribute or to fund or provide benefits; or (iii) which provides or promises benefits to any person who performs or who has performed services for Sellers and because of those services is or has been (A) a participant therein or (B) entitled to benefits thereunder; (b) an “employee pension benefit plan” as such term is defined in Section 3(2) of ERISA, including, without limitation, any such plan that satisfies, or is intended by Sellers to satisfy, the requirements for tax qualification described in Section 401 of the Code; (c) a “multiemployer plan” as such term is defined in Section 3(37) of ERISA; or (d) an “employee welfare benefit plan” as such term is defined in Section 3(1) of ERISA;

“Purchased Assets” shall mean all assets owned, leased, licensed or otherwise used by the Sellers in the operation of the Business other than the Retained Assets, including but not limited to: (i) the Cash; (ii) the Accounts Receivable; (iii) the Contracts; (iv) the Customer Lists; (v) the Equipment; (vi) the Intercompany Accounts Receivables; (vii) Sellers’ Intangible Property; (viii) the Inventory; (ix) the Leases; (x) the Licenses; (xi) the Miscellaneous Assets; (xii) the Real Property; and (xiii) the Records;

“Purchase Price” shall mean the aggregate amount of the Cash Portion of Purchase Price plus the Assumed Liabilities plus the amounts paid by the Buyer pursuant to Section 2.2(c), (d) and (e);

“Real Property” shall mean the fee simple or leasehold interest of Sellers in the real property more particularly described on Schedule 1.9 (provided that in the case of a leasehold interest, Real Property shall mean only that portion of the property actually leased by Sellers), and all buildings, improvements and fixtures thereon together with all rights of way, easements, strips and gores, privileges and appurtenances pertaining thereto, including any right, title and interest of Sellers in and to any street adjoining any portion of the Real Property;

“Records” shall mean all files and records related to the Business, including without limitation schematics, technical information and engineering data, programming information, correspondence, books of account, employment records, customer files, purchase and sales records and correspondence, advertising records, subscription records, files and literature and other written materials, of Sellers, other than Records which are Retained Assets;

“Retained Assets” shall mean (a) Sellers’ minute book and stock records, (b) any and all claims of Sellers with respect to transactions prior to the Closing Date including, without limitation, claims for tax refunds and refunds of License fees except to the extent such claims relate to Assumed Liabilities or the Purchased Assets; (d) all contracts of insurance entered into by Sellers, except for health insurance; (e) rights under any agreement or Lease listed on Schedule 1.10; (f) all assets related to the Employee Benefit Plans; (g) the stock of SST Transportation, Inc., an Ohio corporation; (i) the stock of SST Fiber Drums, Inc., an Ohio corporation; and (i) those other assets, if any, described on Schedule 1.10;

“Retained Liabilities” shall mean all obligations and liabilities of Sellers whether now existing or previously or hereafter incurred, other than the Assumed Liabilities, which Retained Liabilities shall include but not be limited to (a) all Taxes that result from or have accrued in connection with the operation of the Business prior to the Closing Date other than accrued property taxes, (b) liabilities and obligations arising under Contracts transferred to Buyer in accordance with this Agreement to the extent such liabilities and obligations arise during or relate to or have accrued in connection with any period prior to the Closing, except to the extent any such liabilities constitute an Assumed Liability; (c) all liabilities and obligations accruing with respect to the operation of the Business prior to the Closing, except to the extent any such liabilities constitute an Assumed Liability; (d) all liabilities related to the Employee Benefit Plans; (e) all liabilities and obligations of Sellers under any Leases transferred to Buyer in accordance with this Agreement to the extent such liabilities and obligations arise during or relate to or have accrued in connection with any period prior to the Closing, except to the extent any such liabilities constitute an Assumed Liability; (f) all liabilities related to Indebtedness for Borrowed Money; and (g) all liabilities and obligations of Sellers under this Agreement and any other agreement entered into in connection herewith;

“Schedules” shall mean those schedules referred to in this Agreement which have been bound in that separate volume by or on behalf of the parties, and delivered concurrently with the execution of this Agreement, which volume is hereby incorporated herein and made a part hereof;

“Sellers” shall mean collectively, SST, SST-Georgia and SST-Virginia;

“Sellers’ Closing Certificate” shall mean the certificate of Sellers in the form of EXHIBIT “M” attached hereto;

“Sellers’ Employee” shall mean an employee of any of Sellers immediately prior to the Closing;

“Sellers’ Intangible Property” shall mean (a) the Copyrights; (b) the Patents; (c) the Trade Secrets; (d) the Trademarks; (e) all similar intellectual property rights; (f) licenses of any of the foregoing; and (g) all goodwill associated therewith;

“Sellers’ Opinion of Counsel” shall mean the legal opinion of counsel to Sellers addressed to Buyer in the form of EXHIBIT “N” attached hereto;

“Sellers’ Performance Certificate” shall mean the certificate of each Seller in the form of EXHIBIT “O” attached hereto;

“Tax” shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not;

“Title Commitment” shall mean the commitment to issue the Title Policy as provided in Section 6.2(a);

“Title Company” shall mean Lawyer’s Title Insurance Company or such other title insurance company reasonably acceptable to Buyer;

“Title Policy” shall mean the lessee’s title policy issued pursuant to the Title Commitment in accordance with Section 6.2(a);

“Trade Secrets” shall mean all proprietary information owned, leased, licensed or used by Seller relating to the Business in any form or media, including without limitation trade secrets, ideas, confidential business and technical information, inventions, designs, know-how, processes and Customer Lists;

“Trademarks” shall mean all of those foreign and United States trade names, trademarks, service marks, trade dress and domain names, including registrations and applications to register or renew the registrations of any of the foregoing, trademark and service mark registrations and trademark and service mark applications owned, licensed, leased or used by Seller, including without limitation, those Trademarks described on Schedule 1.11; and

“Trademark Assignment” shall mean an instrument, in the form of EXHIBIT “P” attached hereto.

1.2 Singular/Plural; Gender. Where the context so requires or permits, the use of the singular form includes the plural, and the use of the plural form includes the singular, and the use of any gender includes any and all genders.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale. At the Closing on the Closing Date, and upon all of the terms and subject to all of the conditions of this Agreement, Sellers shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase all of Sellers’ right, title and interest, legal and equitable, in and to the Purchased Assets. Sellers shall not transfer, convey or assign to Buyer, but shall retain, all of their right, title and interest in and to the Retained Assets.

2.2 Payments on Closing. At the Closing on the Closing Date, Buyer shall:

(a) pay to Sellers, by wire transfer of immediately available U.S. funds to such account as shall be designated by Sellers to Buyer in writing at least 3 days prior to the Closing Date, an amount equal to the Cash Portion of Purchase Price, as adjusted in accordance with Section 2.4(a), less the amounts payable pursuant to Sections 2.2(b); and

(b) pay to the Holdback Escrow Agent, by wire transfer of immediately available U.S. funds, an amount equal to the Holdback Escrow Amount; and

(c) pay to holders of Indebtedness for Borrowed Money those amounts set forth in the Payoff Letters with respect to such Indebtedness for Borrowed Money; and

(d) pay to the holders of the Intercompany Debt those amounts set forth in the Payoff Letters with respect to such Intercompany Debt; and

(e) pay to the lessors of the Intercompany Rent those amounts set forth in the Payoff Letters with respect to such Intercompany Rent.

2.3 Closing Date Deliveries. At the Closing on the Closing Date:

(a) Sellers shall deliver, or cause to be delivered, to Buyer, properly executed and dated as of the Closing Date: (i) the Assumption Agreement; (ii) the Bill of Sale and Assignment; (iii) the Contract Assignment; (iv) the Holdback Escrow Agreement; (v) the Lease Assignment; (vi) the New Leases; (vii) the Noncompetition Agreement; (viii) the Payoff Letters; (ix) the Patent Assignment; (x) Sellers’ Closing Certificates; (xi) Sellers’ Opinion of Counsel; (xii) Sellers’ Performance Certificates; (xiii) the Trademark Assignment; and (xiv) such other documents as provided in Article VII hereof or as Buyer shall reasonably request; and

(b) In addition to the payments described in Section 2.2, Buyer shall deliver, or cause to be delivered, to Sellers, properly executed and dated as of the Closing Date: (i) the Assumption Agreement; (ii) the Bill of Sale and Assignment; (iii) Buyer’s Closing Certificate; (iv) Buyer’s Opinion of Counsel; (v) Buyer’s Performance Certificate; (vi) the Contract Assignment; (vii) the Holdback Escrow Agreement; (viii) the Lease Assignment; (ix) the New Leases; (x) the Noncompetition Agreement; (xi) the Patent Assignment; (xii) the Trademark Assignment; and (xiii) such other documents as provided in Article VIII hereof or as Sellers shall reasonably request.

2.4 Adjustment to Cash Portion of Purchase Price. The Cash Portion of Purchase Price to be paid to Sellers shall be adjusted as follows:

(a) The Cash Portion of Purchase Price shall be decreased to the extent Intercompany Accounts Payable exceed Intercompany Accounts Receivable; and

(b) The Cash Portion of Purchase Price shall be decreased to the extent the aggregate sum of the (i) Indebtedness for Borrowed Money, (ii) Intercompany Debt, (iii) Intercompany Rent, (iv) Financing Leases, and (v) Accounts Payable, (vi) Accrued Liabilities and (vii) bank drafts payable as of the Closing Date exceeds Twenty Four Million Four Hundred Thousand Dollars ($24,400,000).

(c) Net settlement of the adjustment contemplated under Sections 2.4(a) and (b) shall be made at the Closing as far as feasible. If the amount of the items set forth in Sections 2.4(a) and (b) are not readily determinable at the Closing, the following procedures shall apply. Buyer and its accountants shall prepare and deliver to Sellers within sixty (60) business days following the

Closing Date, or such earlier or later date as shall be mutually agreed to by Sellers and Buyer, an itemized list (the “Adjustment List”) of all such items. Such list shall show the amount of the decrease, if any, to the Cash Portion of Purchase Price (the “Adjustment Amount”). Except as provided otherwise in Section 2.4(e), payment of the Adjustment Amount shall be made not later than fifteen (15) business days following the delivery of the Adjustment List.

(d) Not later than fifteen (15) business days following the delivery of the Adjustment List, Sellers may furnish Buyer with written notification of any dispute concerning any items shown thereon or omitted therefrom together with a detailed explanation in support of Sellers’ position in respect thereof. Buyer and Sellers shall consult to resolve any such dispute for a period of fifteen (15) business days following the notification thereof. In the event of any such dispute, that portion of the Adjustment Amount that is not in dispute shall be paid by Sellers to Buyer as set forth in Section 2.4(c). If such fifteen (15) business day consultation period expires and the dispute has not been resolved, the matter shall be referred to Ernst & Young, LLP (the “Accountants”), which shall resolve the dispute and shall render its decision (together with a brief explanation of the basis therefor) to Buyer and Sellers not later than twenty (20) business days following submission of the dispute to it. The disputed portion of the Adjustment Amount to the extent resulting in an adjustment to the Cash Portion of Purchase Price shall be paid by Sellers to Buyer within five (5) business days after the delivery of a copy of the Accountant’s decision to Sellers and Buyer. The fees and expenses of the Accountants shall be paid by Buyer.

(e) The Adjustment List (to the extent not disputed within the specified period by Sellers), any mutually agreed written settlement of any such dispute concerning the Adjustment List, and any determination of disputed items by the Accountants shall be final, conclusive and binding on the parties hereto absent manifest error.

(f) The Cash Portion of the Purchase Price shall be increased by an amount equal to the product obtained by multiplying (i) the amount by which the allocation of the Purchase Price to depreciable assets as finally determined pursuant to Section 2.8 exceeds Thirteen Million Three Hundred Thousand Dollars ($13,300,000) by (ii) twenty percent (20%) (“Payment”), plus a Grossup Payment as defined herein. Any such increase shall be paid to Sellers by Buyer within five (5) days of the execution of the schedule setting forth such final allocation as provided in Section 2.8 hereof. Grossup Payment shall mean an amount such that after payment by Sellers (or Controlling Stockholder) of all Taxes imposed upon the Payment made hereunder, Sellers (or Controlling Stockholder), shall retain an amount equal to the Payment. All determinations required to be made as to the amount of such Grossup Payment shall be made by Clark Schaefer & Hackett Company, CPA’s and as agreed to by the Buyer.

2.5 Non-Assumption of Liabilities. Buyer does not and shall not assume or become obligated to pay any debt, obligation or liability of any kind or nature of Sellers or the Business, whether or not incurred or accrued in connection with the operation of the Business, except the Assumed Liabilities or such other charges as are specifically allocated to the Buyer elsewhere in this Agreement.

2.6 Taxes. All federal, state, local and other transfer, sales and use taxes applicable to, imposed upon or arising out of the transfer to Buyer of the Purchased Assets as contemplated by this Agreement shall be paid by Sellers.

2.7 Risk of Loss. The risk of all Events of Loss prior to the Closing shall be upon Sellers and the risk of all Events of Loss at or subsequent to the Closing shall be upon Buyer.

2.8 Allocation of Purchase Price. The Purchase Price will be allocated among the Purchased Assets based upon the mutual agreement of Buyer and Sellers under the residual method of allocating assets, which allocation shall be incorporated in a schedule to be provided by Buyer and executed by the parties no later than December 31, 2003; provided, however, that Seller shall furnish a preliminary allocation schedule to Buyer at or before Closing as Schedule 2.8 and the parties agree to substantially follow such schedule in the final allocation, absent material change and provided that any appraisals obtained by Buyer for the purpose of determining the final allocation are not in conflict with the preliminary allocation; Buyer and Sellers acknowledging that such appraisals will be determinative in arriving at the final allocation. Buyer agrees that no portion of the Purchase Price shall be allocated to the Noncompetition Agreement. Buyer and Sellers each agree to report such allocation to the IRS in the form required by Treasury Regulation 1.1060T.

2.9 Sellers Re-Purchase Obligations. Sellers jointly and severally agree that Buyer shall have the right, exerciseable by written notice at any time during the thirty (30) day period commencing on the date which is ninety (90) days after the Closing, to require the Sellers to accept the assignment back of any or all of those Accounts Receivable which Buyer was unable to collect during the period commencing upon Closing and ending upon the date which is ninety (90) days after the Closing on a dollar for dollar basis (without any setoff or reduction of any kind by Sellers). As a condition to Seller’s obligation to accept such assignment, Buyer shall deliver to Sellers all information and data files relating to each such Account Receivable. Nothing contained hereunder shall require Buyer to institute any collection measures with respect to such Accounts Receivable including, without limitation, initiating any litigation or shall limit Sellers’ ability to institute any collection measures with respect to any Accounts Receivable assigned back to Sellers, including, without limitation, initiating any litigation. Buyer agrees that if Buyer requires Sellers to accept back any Account Receivable pursuant to this Section 2.9, it will seek to satisfy such amounts first from the Holdback Escrow Amount as provided in the Holdback Escrow Agreement and, second, against the Sellers.

ARTICLE III

GOVERNMENTAL APPROVALS

Promptly following the execution of this Agreement, the parties shall proceed to prepare and file with the appropriate governmental authorities any requests for approvals or waivers that are required from governmental authorities in connection with the Closing, and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such requests for approvals or waivers and all proceedings necessary to secure such approvals and waivers.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers, jointly and severally, represent and warrant to Buyer the following:

4.1 Organization. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Each Seller has the power to own, lease and operate the Purchased Assets and to conduct the Business as it is now being conducted. Each Seller is duly qualified and licensed and in good standing as a foreign corporation in each jurisdiction set forth on Schedule 4.1, constituting each jurisdiction in which such qualification is required, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on the Business or the Purchased Assets. Copies of the certificate or articles of incorporation of Sellers and all amendments thereto, and the bylaws of Sellers as amended and currently in force, have been delivered to Buyer, and are true, complete and correct as of the date hereof.

4.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement and all of the documents and instruments delivered in connection herewith by each Seller and the Controlling Stockholder and the consummation by each Seller of the transactions contemplated hereby and thereby are within the corporate power of each Seller and have been duly authorized by all necessary corporate action by each Seller and the Controlling Stockholder. The Controlling Stockholder has the legal capacity to execute and deliver this Agreement and the other documents and instruments required hereby. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by each Seller and the Controlling Stockholder, the valid and binding obligations of each Seller and the Controlling Stockholder (solely as to provisions specifically applying to the Controlling Stockholder), enforceable against each Seller and the Controlling Stockholder in accordance with their respective terms subject only to bankruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the enforceability or right of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies.

4.3 Absence of Conflicting Agreements. Except as set forth on Schedule 4.3, neither the execution, delivery or performance of this Agreement in accordance with its terms by Sellers and the Controlling Stockholder, nor the consummation of the sale and purchase of the Purchased Assets as contemplated by this Agreement does or will, after the giving of notice, or the lapse of time or both, or otherwise:

(a) conflict with, result in a breach of, or constitute a default under, the certificate or articles of incorporation or bylaws or other organizational documents of any Seller, or violate in a material way any federal, state or local law, statute, ordinance, rule or regulation, or any court or administrative order or process or conflict with, or result in a breach of any material term of any Contract to which a Seller or the Controlling Stockholder is a party or by which any of the Purchased Assets are bound or which relates to the ownership or operation of the Business or the Purchased Assets;

(b) result in the creation of any Lien upon any of the Purchased Assets;

(c) terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform, any of the Contracts;

(d) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed, or any rights or benefits are to be received, under any of the Contracts;

(e) require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any court or public agency or other authority; or

(f) require the consent of any Person under any agreement, arrangement or commitment relating to the Business of any nature, to which a Seller is a party or the Purchased Assets are subject or by which a Seller or the Purchased Assets are bound.

4.4 Purchased Assets. The Purchased Assets include all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are used in the conduct of the Business in the manner in which the Business has been and is now conducted by Sellers, with the exception of the Retained Assets.

4.5 Title to Business Assets; Liens and Encumbrances. Sellers own good and marketable title to, or have valid and enforceable license or leasehold interests in, all of the Purchased Assets (other than the Real Property, as to which Section 4.9 shall apply) free and clear of any and all Liens except for Permitted Liens. Schedule 4.5 lists each county and state where the Purchased Assets are located.

4.6 Equipment. Except as set forth on Schedule 4.6:

(a) each of the items of Equipment currently used in the Business is in working order and has been maintained in the ordinary course of business;

(b) the Equipment includes all material items of tangible personal property currently utilized by Sellers in the Business; and

(c) to the Knowledge of Sellers, the list of Equipment on Schedule 1.4 is a true and correct list of all items of tangible personal property having a fair market value in excess of Five Thousand Dollars ($5,000).

4.7 Contracts. Except as set forth on Schedule 4.7:

(a) Schedule 1.2 lists all Contracts except for Contracts which are cancelable by Sellers or their assignee without breach or penalty on not more than thirty (30) days’ notice and which involve annual payments or receipts by Sellers of less than Five Thousand Dollars ($5,000) in the case of any single Contract and Twenty-Five Thousand Dollars ($25,000) in the aggregate;

(b) Sellers have performed in all material respects each term, covenant and condition of each of the Contracts listed on Schedule 1.2, and to the Knowledge of Sellers no default on the part of Sellers or any other party thereto, or any event which with the passing of time or giving of notice would to the Knowledge of Sellers constitute a default on the part of Sellers or any other party thereto, exists under any of the Contracts required to be listed on Schedule 1.2;

(c) Schedule 1.2 includes all Contracts (i) pursuant to which Sellers have licensed Intangible Property to, or the use of Intangible Property is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) with respect to, any Person, and (ii) pursuant to which a Seller has had Intangible Property licensed to it, or has otherwise been permitted to use Intangible Property (through non-assertion, settlement or similar agreements or otherwise) (except for Off-the-Shelf Computer Software).

(d) each of the Contracts listed on Schedule 1.2 is in full force and effect and constitutes the legal and binding obligation of Sellers and, to the Knowledge of Sellers, the other parties thereto, in accordance with its terms;

(e) Sellers have furnished to Buyer or its counsel true and complete copies of all Contracts listed on Schedule 1.2, including all amendments, modifications and supplements thereto; and

(f) each of the Contracts is fully assignable to the Buyer without the consent, approval or waiver of any other Person.

4.8 Intangible Property. Except as set forth on Schedule 4.8:

(a) there are no claims, demands or proceedings instituted, pending or, to the Knowledge of Sellers, threatened by any Person pertaining to or challenging the right of Sellers to use any of the Sellers’ Intangible Property;

(b) to the Knowledge of Sellers, the conduct of the Business does not infringe or otherwise conflict with any rights of any Person in respect of any Intangible Property and none of Sellers’ Intangible Property is being infringed or otherwise available for or used by any third party without a license or permission from Sellers;

(c) except for Off-the-Shelf Computer Software there are no agreements between Sellers and any Person providing for the payment of royalties, license fees, charges or other amounts in respect of any Intangible Property;

(d) the Sellers’ Intangible Property constitutes all of the Intangible Property used by Sellers in connection with the Business;

(e) all Copyrights, Patents and Trademarks (except for Off-the-Shelf Computer Software) are listed and described on Schedules 1.3, 1.8 and 1.11, respectively;

(f) to the extent the Intangible Property owned by Sellers has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other filing offices, such registrations, filings, issuances and other actions remain in full force and effect. Sellers have taken reasonable actions to protect Sellers’ Intangible Property (including maintaining the secrecy of all Trade Secrets).

4.9 Real Property. Except as set forth on Schedule 4.9:

(a) Sellers do not own any Real Property;

(b) Sellers have valid leasehold interest in the Real Property, and such Real Property includes all real property currently used in the Business;

(c) Sellers have not received notice of any pending condemnation or similar proceeding affecting the Real Property or any portion thereof, and to the Knowledge of Sellers, no such action is presently contemplated or threatened;

(d) there are no parties in possession of any portion of the Real Property other than Sellers, whether as lessees, tenants at will, trespassers or otherwise;

4.10 Leases. Except as set forth on Schedule 4.10:

(a) the Leases described on Schedules 1.5A and 1.5B constitute all of the lease agreements between Sellers and third parties;

(b) Sellers have performed in all material respects each term, covenant and condition of each of the Leases which is required to be performed by Sellers at or before the date hereof, and no default on the part of Sellers and, to the Knowledge of Sellers, any other party thereto, or event which with the passing of time or giving of notice or both would constitute a default on the part of Sellers or, to the Knowledge of Sellers any other party thereto, exists under any Lease;

(c) each of the Leases is in full force and effect and constitutes the legal and binding obligation of Sellers and, to the Knowledge of Sellers, each other party thereto, in accordance with its terms;

(d) Sellers have furnished true and complete copies of the Leases to Buyer, including any and all amendments thereto;

(e) there are no leasing commissions or similar payments due, arising out of, resulting from or with respect to any Lease which is owed by Sellers; and

(f) each of Sellers’ Financing Leases is listed as such on Schedule 4.10.

4.11 Financial Statements.

(a) Attached as Schedule 4.11(a) are true and complete copies of the audited combined balance sheets of Sellers, as at December 31, 2001 and December 31, 2002, and the related statements of operations and statement of cash flows, for the fiscal years then ended, together with a report of Clark, Schaefer, Hackett & Co., the Sellers’ independent certified public accountants (the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods covered thereby and present fairly in all material respects the financial condition of Sellers as at the dates indicated and the results of its operations and changes in cash flow for the periods then ended.

(b) Attached as Schedule 4.11(b) are true and complete copies of the unaudited combined balance sheet of Sellers as at May 31, 2003, and the related operating statements for the period then ended (the “Interim Financial Statements”). The Interim Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with the Financial Statements and present fairly in all material respects the financial condition of Sellers as at the dates indicated and the results of its operations for the periods then ended; subject, however, to year-end adjustments which, in the aggregate, will not be materially adverse, and provided, that the Interim Financial Statements do not contain footnotes.

4.12 Absence of Undisclosed Liabilities.

(a) Sellers have no debt, liability or obligation of any kind, whether accrued, absolute, contingent or otherwise, including, without limitation, any liability or obligation on account of Taxes or any governmental charges or penalties, interest or fines, except: (i) those liabilities reflected in the Financial Statements and Interim Financial Statements; (ii) liabilities disclosed on Schedule 4.12(a); (iii) liabilities incurred in the ordinary course of business (other than contingent liabilities and liabilities in respect of Taxes) since May 31, 2003; and (iv) liabilities incurred in connection with the transactions provided for in this Agreement.

(b) Except as set forth on Schedule 4.12(b), no Seller has, by written instrument or otherwise, guaranteed the payment or collection or pledged any of its assets to secure payment of any unsatisfied indebtedness or other obligation of any Person.

(c) Except as set forth on Schedule 4.12(c), there are no debts or liabilities of any kind owed by Sellers to any of its Affiliates.

4.13 No Material Adverse Change. Except as set forth on Schedule 4.13, since May 31, 2003, there has been no:

(a) material adverse change in the financial condition, liabilities, assets, results of operations or prospects of the Business;

(b) default under any indebtedness of Sellers, or any event which with the lapse of time or the giving of notice, or both, would constitute such a default which default would, or could reasonably be expected to, adversely impact the Business or the Purchased Assets in a material way (and except for transactions with Affiliates);

(c) declaration, setting aside or payment, directly or indirectly, of any cash or noncash dividend or other cash or noncash distribution in respect of any of the securities of Sellers;

(d) damage, destruction or loss, whether or not covered by insurance, adversely affecting the Business or the Purchased Assets in a material way;

(e) increase in compensation payable or to become payable to any of the officers, directors or employees of Sellers or any change in any bonus payment or arrangement made with any such Person, or any material change in personnel policies or benefits except in the ordinary course of business consistent with past practice;

(f) material Contract, Lease, License, commitment or transaction entered into or consummated by Sellers except in the ordinary course of business consistent with past practice;

(g) material amendment or termination of any Contract, Lease or License to which a Seller is a party, except in the ordinary course of business;

(h) extraordinary losses (whether or not covered by insurance) or waiver by Sellers of any extraordinary rights of value with respect to, or affecting the Business or the Purchased Assets;

(i) sale, assignment, license, lease or other transfer or disposition of any of the Purchased Assets except in the ordinary course of business or in connection with the acquisition of similar property or assets in the ordinary course of business;

(j) amendment to the certificate of incorporation or bylaws or other organizational documents of a Seller;

(k) commitment to or liability to any labor organization which represents, or proposes to represent, employees of Sellers;

(l) lowering of the rates or prices charged by Sellers in a manner not consistent with the past practices of the Business;

(m) notice from any customer as to the customer’s intention not to conduct business with Sellers, the result of which loss or losses of business, individually or in the aggregate, has had, or could reasonably be expected to have a material adverse effect on the Business;

(n) write-down of the value of any assets or write off as uncollectible any Accounts Receivable except in the ordinary course of business, none of which individually or in the aggregate is material;

(o) change in the accounting methods or principles of Sellers;

(p) agreement by Sellers to do any of the foregoing; or

(q) other event or condition of any character, that has or might reasonably have a material adverse effect on Sellers’ financial condition or assets or the financial condition of the Business.

4.14 No Litigation; Labor Disputes; Compliance with Law. Except as set forth on Schedule 4.14:

(a) there is no decree, judgment, order, investigation or litigation at law or in equity, no arbitration proceeding, and no proceeding before or by any commission, agency or other administrative or regulatory body or authority, pending or, to the Knowledge of Sellers, threatened, to which a Seller is a party or otherwise relating to the Business or the Purchased Assets;

(b) No Seller is subject to or bound by any labor agreement or collective bargaining agreement and there is no labor dispute, grievance, controversy, strike or request for union representation pending or, to the Knowledge of Sellers, threatened against a Seller and to the Knowledge of Sellers, there has been no occurrence of any events which would give rise to any such labor dispute, controversy, strike or request for representation; and

(c) Sellers own and operate, and have owned and operated, the Business and the Purchased Assets and carry on and conduct, and have carried on and conducted, the Business in compliance with all federal, foreign, state and local laws, statutes, ordinances, rules and regulations, and all court or administrative orders or processes, including but not limited to Occupational Safety and Health Administration, Equal Employment Opportunity Commission, National Labor Relations Board and Environmental Protection Agency, except for such violations individually or in the aggregate which could not reasonably be expected to have a material adverse effect on the Business.

4.15 Taxes. Except as set forth on Schedule 4.15:

(a) Sellers have duly and timely filed all required federal, state and local Tax returns, reports and estimates for all years and periods (and portions thereof) for which any such returns, reports and estimates were due, and any and all amounts shown on such returns and reports to be due and payable have been paid in full except as may be contested in good faith. All of such Tax returns, reports and estimates are true and complete in all respects. Sellers have withheld all Tax required to be withheld under applicable law and regulations, and such withholdings have either been paid to the proper governmental agency or set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of Sellers, as the case may be; and

(b) there are, and after the date of this Agreement will be, no Tax deficiencies (including penalties and interest) or claims of any kind assessed against or relating to Sellers or the Purchased Assets with respect to any taxable periods ending on or before, or including, the Closing Date of a character or nature that would result in Liens or claims on any of the Purchased Assets or on Buyer’s title or use of the Purchased Assets or that would result in any claim against, or liability or obligation of, Buyer.

4.16 Inventory. Except as set forth in Schedule 4.16, the Inventory consists of items of a quality, condition and quantity consistent with normal seasonally-adjusted Inventory levels of the Sellers, except to the extent written down or reserved against on the Interim Financial Statements. Except as otherwise set forth in Schedule 4.16, the Inventory is valued on the Sellers’ books of account in accordance with generally accepted accounting principles (on an average cost basis) at the lower of cost or market, and the value of obsolete materials, materials below standard quality and slow-moving materials have been written down in accordance with generally accepted accounting principles.

4.17 Accounts Receivable. All of the Accounts Receivable arose in the ordinary course of Sellers’ Business, in connection with bona fide transactions completed in accordance with the terms and provisions of any agreements or understandings related thereto. Schedule 4.17 hereto is a true and complete aging report prepared as of July 31, 2003, which shows the time elapsed since invoice date for all Accounts Receivable. Since May 31, 2003 there have been no write-offs of Accounts Receivable except in the ordinary course of business.

4.18 Insurance. Schedule 4.18 is a true and complete list of all liability and casualty insurance and errors and omissions insurance policies insuring the business, properties and assets of Sellers with respect to the Business. All of such policies are in full force and effect and are for such coverage and in such amounts as is usual and customary for businesses similar to that of the Business. Sellers are not in default with respect to such insurance policies, nor have Sellers failed to give any notice or present any claim under any policies in due and timely fashion.

4.19 Brokers. Neither this Agreement nor the sale and purchase transaction contemplated by this Agreement was induced or procured through any Person other than the Persons listed on Schedule 4.19 acting on behalf of, working for or representing Sellers as broker, finder, investment banker, financial advisor or in any similar capacity. The fees of such Persons listed on Schedule 4.19 shall be paid and satisfied at Closing by Sellers.

4.20 Banks; Powers of Attorney. Schedule 4.20 sets forth the name of each bank or other financial institution or broker with which a Seller has an account or safe deposit box or vault and the names of all Persons authorized to draw thereon or have access to any such account, safe deposit box or vault. Except as set forth on Schedule 4.20, there are no Persons holding a power of attorney on behalf of a Seller with respect to the Business or the Purchased Assets.

4.21 Employees. Schedule 4.21 is a true and complete list of all employees of Sellers with respect to the Business, which list identifies the name and position of each such employee, and the following compensation information for fiscal years 2002 and 2003: (a) annual base salary, (b) annual bonus, (c) commissions, (d) perquisites, (e) severance, and (f) all other items of compensation. Except as set forth on Schedule 4.21 hereto, there are no collective bargaining agreements, employment agreements, consulting agreements or independent contractor agreements to which a Seller is a party which are not terminable at will without liability. The consummation of the transactions contemplated under this Agreement will not cause Buyer or Sellers to incur or suffer any liability relating to, or obligation to pay, severance, termination, or other payments to any Person or entity. Schedule 4.21 includes all employees of Sellers who are on unpaid leave pursuant to the Family and Medical Leave Act of 1993.

4.22 Employee Benefit Plans. Except as set forth on Schedule 4.22:

(a) Sellers have not at any time maintained or been a party to or made contributions to any Employee Benefit Plan. All Plans maintained by a Seller or to which a Seller is obligated to contribute, are, and have in the past been, in all material respects maintained, funded and administered in compliance with all applicable provisions of ERISA and the Code, and other applicable law; no Plan subject to Title IV of ERISA has been terminated; no proceedings to terminate any Plan have been instituted under Subtitle C of Title IV of ERISA; no reportable event within the meaning of Section 4043 of Subtitle C of ERISA has occurred for any Plan maintained by a Seller; no Seller has withdrawn from a multi-employer plan (as defined in Section 4001(a) of ERISA); the consummation of the transactions contemplated hereby will not result in any withdrawal liability on the part of a Seller under a multi-employer plan; no Plan or Benefit Arrangement established or maintained by a Seller or to which a Seller is obligated to contribute has any “accumulated funding deficiency,” as defined in ERISA; and no Seller has incurred any liability to the Pension Benefit Guaranty Corporation with respect to any Plan. Neither Seller nor to the Knowledge of Seller any plan fiduciary, has engaged in any “prohibited transaction,” as defined in Section 406 of ERISA, or in Section 4975 of the Code with respect to any Plan.

(b) Sellers have (i) filed or caused to be filed all returns and reports on the Plans that they are required to file and (ii) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports. All other fees, interest, penalties and assessments that are payable by or for Sellers with respect to the Plans have been timely reported, fully paid and discharged. There are no unpaid fees, penalties, interest or assessments due from Sellers or from any other Person with respect to the Plans that are or could become a Lien on any Purchased Asset or could otherwise adversely affect the Business or the Purchased Assets. Sellers have collected or withheld all amounts that are required to be collected or withheld by it to discharge its obligations with respect to the Plans, and all of those amounts have been paid to the appropriate governmental authority or set aside in appropriate accounts for future payment when due. Sellers have furnished to Buyer true and complete copies of all documents setting forth the terms and funding of each Plan.

4.23 Environmental Compliance. Except as set forth on Schedule 4.23:

(a) Sellers have complied in all material respects and are in material compliance with, and the Real Property is in material compliance with, all Environmental Laws;

(b) No Seller is a party to any litigation or administrative proceeding nor, to the Knowledge of Sellers, is any litigation or administrative proceeding threatened against a Seller, which in either case: (i) asserts or alleges that a Seller violated any Environmental Law; (ii) asserts or alleges that a Seller is required to clean up, remove or take remedial or other action due to the disposal, depositing, discharge, leaking or other release of any Hazardous Materials; or (iii) asserts or alleges that a Seller is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other action;

(c) with respect to the period during which any Seller occupied any Real Property, and, to the Knowledge of Sellers, with respect to the time before any Seller occupied any Real Property, no Person has caused or permitted Hazardous Materials to be stored, deposited, treated, recycled or disposed of on, under or at any Real Property owned, leased, used or occupied by a Seller, in violation of any Environmental Law;

(d) there are not now, nor have there previously been, tanks or other facilities on, under, or at any Real Property owned, leased, used or occupied by Sellers which contained Hazardous Materials which, if known to be present in soils or ground water, would require cleanup, removal or some other remedial action under any Environmental Law;

(e) there are no conditions existing currently in violation of any Environmental Law;

(f) Sellers are not subject to any judgment, order or citation related to or arising out of any Environmental Law to the Knowledge of Sellers and has not been named or listed as a potentially responsible party by any governmental body or agency in a matter related to or arising out of any Environmental Law; and

(g) Sellers have been duly issued, and currently have and will maintain through the Closing Date, all permits, licenses, certificates and approvals required under all Environmental Laws.

4.24 Interest in Customers, Suppliers and Competitors. Except as provided in Schedule 4.24 hereto, no officer, director, stockholder or employee of any Seller, and no family member of any of the foregoing, has any direct or indirect interest in any customer, supplier or competitor of Sellers, or in any Person with whom a Seller is doing business, whether in existence as of the date hereof or proposed, other than the ownership of stock of publicly traded corporations that does not exceed 1% of the issued and outstanding stock of such corporation.

4.25 Relations with Suppliers and Customers. Sellers know of no fact, condition or event that would adversely affect their relationship with any supplier or customer in a material way, and have no reason to believe that any supplier or customer intends to terminate or materially reduce its relationship with the Business in the future or as a result of the consummation of the sale of the Purchased Assets.

4.26 Off Balance Sheet Transactions. Except for transactions, arrangements and other relationships otherwise specifically identified on the Sellers’ Financial Statements, including but not limited to identification of the information set forth below, Schedule 4.26 sets forth a true, complete and correct list of all transactions, arrangements and other relationships between and/or among the Sellers, any of their Affiliates and any unconsolidated entity or other Person, including but not limited to any structured finance, special purpose or limited purpose entity or Person (each, an “Off-Balance Sheet Transaction”). Schedule 4.26 also sets forth (a) the business purpose and activities of each Off-Balance Sheet Transaction, (b) the economic substance of each Off-Balance Sheet Transaction, (c) the key terms and conditions of each Off-Balance Sheet Transaction, (d) the Sellers’ and/or its Affiliates’ potential risk associated with each such Off-Balance Sheet Transaction, (e) the amounts of any guarantees, lines of credit, standby letters of credit or commitments or take or pay contracts, throughput contracts or other similar types of arrangements, including tolling, capacity or leasing arrangements, that could require the Company or any of its Affiliates to provide funding of any obligations under any such Off-Balance Sheet Transaction, including but not limited to guarantees of repayments, make whole agreements or value guarantees and (f) any other information with respect to each such Off-Balance Sheet Transaction that could have a material adverse effect on the financial condition or results of operations of the Sellers or any of its Subsidiaries.

4.27 Representation as of the Closing Date. The representations and warranties of Sellers and the Controlling Stockholder set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as though such representations and warranties were made on and as of such time.

4.28 Disclosure. No statement by Sellers or the Controlling Stockholder contained in this Agreement and no written statement furnished or to be furnished by Sellers or the Controlling Stockholder to Buyer or Buyer’s lenders pursuant to or in connection with this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

5.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and on the Closing Date Buyer will be duly qualified to do business as a foreign corporation in all jurisdictions where the failure to so qualify would have a material adverse effect on Buyer. Buyer has full power to purchase the Purchased Assets pursuant to this Agreement.

5.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement and all of the documents and instruments required hereby from Buyer are within the corporate power of Buyer and have been duly authorized by all necessary corporate action by Buyer. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by Buyer, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the enforceability or right of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies.

5.3 Absence of Conflicting Laws and Agreements. Except as set forth on Schedule 5.3, neither the execution, delivery or performance of this Agreement by Buyer, nor the consummation of the sale and purchase of the Purchased Assets or any other transaction contemplated by this Agreement, does, or will after the giving of notice or the lapse of time or otherwise:

(a) conflict with, result in a breach of, or constitute a default under, the certificate of incorporation or bylaws of Buyer, or any federal, state or local law, statute, ordinance, rule or regulation, or any court or administrative order or process, or any contract, agreement, arrangement, commitment or plan to which Buyer is a party or by which Buyer or its assets is bound;

(b) require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any court or governmental or public agency; or

(c) require the consent of any Person under any contract, agreement, arrangement, commitment or plan of any nature to which Buyer is a party to or by which it is bound.

5.4 Brokers. Neither this Agreement nor the sale and purchase of the Purchased Assets or any other transaction contemplated by this Agreement was induced or procured through any Person acting on behalf of, working for or representing Buyer as broker, finder, investment banker, financial advisor or in any similar capacity.

5.5 Representation as of the Closing Date. Buyer’s representations and warranties set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as though such representations and warranties were made on and as of such time.

5.6 Disclosure. No statement by Buyer contained in this Agreement and no written statement furnished or to be furnished by Buyer to Seller pursuant to or in connection with this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained not misleading.

ARTICLE VI

CERTAIN MATTERS PENDING THE CLOSING

From and after the date of this Agreement and until the Closing (unless otherwise provided herein) Sellers shall comply with each of the following provisions:

6.1 Access. Buyer and its authorized agents, officers and representatives shall have reasonable access to Sellers and the Purchased Assets to conduct such examination and investigation of the Business and the Purchased Assets as it deems reasonably necessary, provided that such examinations shall be during the Business’s normal business hours and shall not unreasonably interfere with the Business’ normal operations and activities. Buyer agrees that all inquiries or other communications are to be made directly to Controlling Stockholder and agrees not to directly or indirectly contact or communicate with any other employee of SST without the written consent of Controlling Stockholder. Buyer also agrees to restore the Purchased Assets to the condition existing prior to Buyer’s access should such access impair the Purchased Assets.

6.2 Title Insurance; Surveys and Lien Search. Sellers shall cooperate in all commercially reasonable respects with Buyer and Buyer will use its good faith commercially reasonable efforts so that as soon as practicable, after the date hereof Buyer shall obtain:

(a) With respect to the Real Property, a commitment of the Title Company to issue lessee’s title insurance policy on ALTA Lessee’s Policy (and corresponding mortgagee’s policies) insuring the leasehold interest of Sellers in such parcels of Real Property (collectively, the “Title Commitment”). The Title Commitment shall be subject only to: (i) liens of current state and local property taxes which are not delinquent or subject to penalty; (ii) zoning regulations and restrictive covenants, easements and all other matters of record which do not detract from the value of the Real Property and do not materially adversely affect, impair or interfere with the use of any property affected thereby as heretofore used by Sellers; and (iii) such other Liens or other defects to title that will be released or removed at or prior to the Closing. All standard exceptions shall be removed from the title commitments at the Closing if permitted under applicable laws and provided each party complies with the requirements set forth in this Agreement and in such title commitments. The ALTA Leasehold title commitment shall insure those Leases listed in Schedule 1.5A.

(b) ALTA-ASCM Surveys of the Real Property as of a date subsequent to the date hereof which shall: (i) be prepared by a registered land surveyor; (ii) be certified to the Title Company, Buyer’s lender and Buyer; and (iii) show with respect to such Real Property: (A) the legal description of such parcel of Real Property (which shall be the same as the Title Policy pertaining thereto); (B) all buildings, structures and improvements thereon and all restrictions of record and other restrictions that have been established by an applicable zoning or building code or ordinance and all easements or rights of way; (C) no encroachments upon such parcel or adjoining parcels by buildings, structures or improvements; and (D) access to a public street from such parcel, if applicable.

(c) With regard to the Purchased Assets other than the Real Property, a report in form and substance satisfactory to Buyer, to the effect that: (i) none of the Purchased Assets is subject to any record Lien for federal, state or local taxes or assessments, excepting only a Lien for property taxes not yet due and payable; and (ii) there are no then-effective financing statements pertaining to any of the Purchased Assets, except for financing statements that will be released at or before the Closing.

(d) A Phase I Environmental Survey on the Real Property leased by Sellers satisfactory to Buyer.

(e) The costs and expenses incurred relating to Sections 6.2(a), 6.2(b), 6.2(c) and 6.2(d) shall be paid by Buyer.

6.3 Notice of Adverse Changes. Pending the Closing, Sellers shall give Buyer prompt written notice of the occurrence of any of the following:

(a) an Event of Loss involving individually or in the aggregate more than One Hundred Thousand Dollars ($100,000);

(b) the commencement or filing of any decree, judgment, order, proceeding or litigation at law or in equity, arbitration or other proceeding before any commission, agency or administrative or regulatory body or authority which involves any License or which could have a material adverse effect on the Business or the Purchased Assets;

(c) any material labor grievance, strike, request for union representation, controversy or dispute affecting the business or operations of the Business;

(d) any violation by the Sellers, or written notice of any alleged violation, of any federal, state or local law, statute, ordinance, rule or regulation;

(e) any notice of breach, default, claimed default or termination of any material Contract or material Lease other than any termination of such Contract or Lease pursuant to its terms; or

(f) any other material adverse developments with respect to the Business or operations of the Sellers.

6.4 Operations Pending Closing. After the date hereof and prior to the Closing, Sellers shall:

(a) operate the Business in the ordinary course of business in accordance with past practices;

(b) operate the Business in accordance in all material respects with the Licenses and applicable governmental requirements, rules and regulations;

(c) maintain the Equipment in good working order, ordinary wear and tear and usage excepted, and replace any of the Equipment which shall be worn out, broken, lost, stolen or destroyed, to the extent such Equipment would have been replaced in the ordinary course of business in accordance with past practices;

(d) not sell, lease, license, mortgage, pledge or otherwise dispose of any of the Purchased Assets, except for transactions in the ordinary and regular course of the operation of the Business;

(e) not increase or otherwise change the rate or nature of the compensation (including wages, salaries and bonuses) which is paid or payable to any Person, except pursuant to existing compensation and fringe benefit plans, practices and arrangements which have been disclosed to Buyer, and not enter into, renew or allow the renewal of, any employment or consulting agreement or other contract or arrangement with respect to the performance of personal services;

(f) not enter into, or become obligated under, any agreement or commitment on behalf of a Seller except for: (i) agreements entered into in the ordinary and regular course of the operation of the Business but in no event any agreement in excess of Ten Thousand Dollars ($10,000); (ii) those other agreements or commitments otherwise permitted under this Section 6.4; or terminate or otherwise change, amend or modify in any material respect any material Contract or Lease, except for those which terminate or expire by their own terms;

(g) maintain in full force and effect policies of liability and casualty insurance of substantially the same type, character and coverage as the policies currently carried with respect to the Business;

(h) not adopt, or commit to adopt, any Plan, Benefit Arrangement or other pension, profit sharing, deferred compensation or similar plan, program or trust on behalf of personnel of the Sellers or modify the existing Employee Benefit Plans;

(i) promptly notify Buyer of any attempt or actual collective bargaining organizing activity with respect to any employees of Sellers; and not enter into any collective bargaining agreement applicable to any employees of Sellers;

(j) follow the usual and customary policy of Sellers with respect to extending credit for sales of products and with respect to collecting Accounts Receivable arising from such extension of credit;

(k) make reasonable commercial efforts to promote and advertise the Business and make expenditures therefor consistent with past practices and use reasonable commercial efforts to protect the business, business prospects and market share of the Business;

(l) not reduce the quality of the Inventory or permit the Inventory to decrease below an amount that is adequate to satisfy the requirements of the Business arising in the ordinary course;

(m) not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business;

(n) not make or incur any individual capital expenditures in excess of Ten Thousand Dollars ($10,000) or in the aggregate in excess of Twenty Thousand Dollars ($20,000);

(o) not compromise or settle any litigation to which a Seller is a party for an amount individually or in the aggregate in excess of Ten Thousand Dollars ($10,000);

(p) perform in all material respects all Contracts and Leases in accordance with their terms and pay all Accounts Payable, liabilities and all other obligations of Sellers when due unless being contested in good faith;

(q) except as required by law or generally accepted accounting principles and disclosed to the Buyer, maintain the books, records and accounts of Sellers in the ordinary course of business consistent with past practice;

(r) not pay any dividends to stockholders of SST, SST-Georgia or SST-Virginia or redeem any of the outstanding stock of SST, SST-Georgia or SST-Virginia;

(s) not enter into any transactions with an Affiliate without the prior written consent of Buyer;

(t) use all available Cash to pay down Assumed Liabilities and Indebtedness for Borrowed Money and cooperate with Buyer with respect to the order of such payments;

(u) not take or agree to take any action inconsistent with the representations and warranties of Sellers contained herein, being true and correct as of the Closing Date in all material respects, or the consummation of the Closing as contemplated by this Agreement.

6.5 Financial Reports. The Sellers will furnish Buyer with a copy of the monthly financial reports of the Sellers and each of its Subsidiaries prepared after the date of the Interim Financial Statements (including balance sheet and operating statements) for each such month. All of the foregoing financial statements shall comply with the requirements concerning financial statements set forth in Section 4.11(b).

6.6 Consents. Sellers will use their good faith best efforts to obtain all consents and approvals from third Persons whose consent or approval is required pursuant to any Contract or Lease prior to the Closing Date, including the Lease Estoppel Letters.

6.7 Cooperation. Buyer and Sellers will cooperate in all respects in connection with:

(a) securing any nongovernmental approvals, consents, and waivers of third parties; and

(b) giving notices to any governmental authority, or securing the permission, approval, determination, consent or waiver of any governmental authority, required by law in connection with the transfer of the Purchased Assets to Buyer.

6.8 Exclusivity. Neither Sellers nor anyone acting on behalf of Sellers, shall, directly or indirectly, solicit or initiate discussions concerning, or enter into negotiation with or furnish information that is not publicly available to, any Person concerning any proposal for a merger, sale of assets, sale of shares of capital stock or other takeover or business combination transaction involving the Sellers except for the holders of Indebtedness for Borrowed Money, to the extent that disclosure is required under the applicable debt instrument, and will notify Buyer immediately in writing if the Sellers receive a written proposal with respect to any of the foregoing transactions.

6.9 Release of Liens. Except for the Permitted Liens disclosed on Schedule 1.7, at or prior to the Closing, Sellers shall obtain the release of all Liens disclosed in the Schedules hereto and any other Liens on the Purchased Assets and shall duly file releases or terminations of all such Liens in each governmental agency or office in which any such Lien or evidence thereof shall have been previously filed.

6.10 Tax Returns and Payments.

(a) All tax returns, estimates and reports required to be filed by Sellers prior to the Closing Date will be timely filed when due with the appropriate governmental agencies or extensions will have been granted; and

(b) all Taxes pertaining to ownership of the Purchased Assets or operation of the Business due prior to the Closing Date will be paid when due and payable unless protested in good faith.

6.11 Public Announcement. No party hereto shall issue any press release or public announcement or otherwise divulge the existence of this Agreement or the transactions contemplated hereby without prior approval of the other parties hereto which shall not be unreasonably withheld, except as and to the extent that such party shall be obligated by law or regulation, including the Securities Act of 1933, as amended or the Exchange Act of 1934, as amended, in which case the other party shall be so advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

6.12 Best Efforts. Without limiting the specific obligations of any party hereto under any agreement or covenant hereunder, each party hereto shall use reasonable best efforts to take all action and do all things necessary in order to consummate the transactions contemplated by this Agreement, including, without limitation, satisfaction, but not waiver, of the closing conditions set forth in Article VII and Article VIII.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

7.1 Compliance with Agreement. Sellers shall have performed and complied in all material respects with each of their obligations under this Agreement which are to be performed or complied with by them prior to or at the Closing.

7.2 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, required to be taken by Sellers in connection with the performance of this Agreement, and all documents incident thereto, shall be complete in all material respects to the reasonable satisfaction of Buyer and Buyer’s counsel, and Sellers shall have made available to Buyer for examination the originals or true and correct copies of all documents which Buyer may reasonably request in connection with the transactions contemplated by this Agreement.

7.3 Representations and Warranties. The representations and warranties made by Sellers which are qualified in any respect as to materiality shall be true and correct as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date, except for changes permitted or contemplated by this Agreement; all other representations and warranties made by Sellers in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date, except for changes permitted or contemplated by this Agreement.

7.4 No Material Adverse Change. Between the date of this Agreement and the Closing, there shall have occurred no event with respect to or affecting the Business which would reasonably be expected to result in a material adverse effect on the financial conditions, results of operations or prospects of the Business or the condition of the Purchased Assets.

7.5 Event of Loss. Between the date of this Agreement and the Closing, Sellers shall not have sustained an Event of Loss which individually or in the aggregate would cost in excess of One Hundred Thousand Dollars ($100,000) to repair and which repair shall not have been completed on or prior to the Closing Date to Buyer’s reasonable satisfaction; provided, however, Sellers may elect to extend the Closing for a reasonable period of time not to exceed sixty (60) days necessary to complete such repairs.

7.6 Deliveries at Closing. Sellers shall have delivered or caused to be delivered to Buyer the documents, each properly executed and dated as of the Closing Date, required pursuant to Section 2.3(a).

7.7 Other Documents. Sellers shall have delivered to Buyer such certificates and documents of officers of Sellers and public officials as shall be reasonably requested by Buyer’s counsel to establish the existence and good standing of Sellers, and the due authorization of this Agreement and the transactions contemplated hereby by Sellers.

7.8 Possession; Instruments of Conveyance and Transfer. Sellers shall have delivered to Buyer at the Closing such other documents as shall be effective to vest in Buyer good title to the Purchased Assets as contemplated by this Agreement.

7.9 Approvals and Consents. There shall have been secured such permissions, approvals, determinations, consents and waivers as listed on Schedule 7.9; including the Lease Estoppel Letters for the Real Property listed on Schedule 7.9.

7.10 Absence of Investigations and Proceedings. There shall be no decree, judgment, order, or litigation at law or in equity, no arbitration proceedings, and no proceeding before or by any commission, agency or other administrative or regulatory body or authority pending to which a Seller is a party or to which a Seller or the Purchased Assets are subject, including any with respect to condemnation, zoning, use or occupancy, which would materially adversely affect the ability of Buyer to operate the Business or to use the Purchased Assets in the same manner as operated and used by Sellers. Without limiting the generality of the foregoing, no action or proceeding or formal investigation by any Person or governmental agency shall be pending with the object of challenging or preventing the Closing and no other proceedings shall be pending with such object or to collect damages from Buyer or Sellers on account thereof and for which Buyer is not indemnified hereunder. No action or proceeding shall be pending before any governmental body to revoke, modify in any material respect or refuse to renew any of the Licenses.

7.11 Governmental Consents. All authorizations, consents or approvals of any and all governmental regulatory authorities necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained and be in full force and effect.

7.12 No Liens. On the Closing Date and simultaneously with the Closing, there shall not be any Liens on the Purchased Assets except Permitted Liens.

7.13 Due Diligence. Buyer shall be satisfied, in its sole discretion, with the condition of Sellers, the Business and the Purchased Assets, based on the results of Buyer’s due diligence review and investigation of Sellers, the Business and the Purchased Assets including receipt of the items set forth in Sections 6.2(a), (b), (c), and (d) and the financial reports to be delivered pursuant to Section 6.5, including those for June and July.

7.14 Maximum Liabilities. Buyer shall be satisfied that the aggregate sum of (i) Indebtedness for Borrowed Money, (ii) Intercompany Debt, (iii) Financing Leases, (iv) Accounts Payable, (v) Accrued Liabilities, (vi) bank drafts payable as of the Closing Date, and (vii) the excess of Intercompany Accounts Payable over Intercompany Accounts Receivable does not exceed Twenty Eight Million Two Hundred Thousand Dollars ($28,200,000).

Notwithstanding the above, if any of the conditions set forth in this Article VII have not been satisfied, Buyer may in its sole discretion elect to proceed with the consummation of the transactions contemplated hereby.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

Each and every obligation of Sellers to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

8.1 Compliance with Agreement. Buyer shall have performed and complied with all of its obligations under this Agreement which are to be performed or complied with by it prior to or at the Closing.

8. 2 Proceedings and Instruments Satisfactory. All proceedings to be taken by Buyer in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be complete to the reasonable satisfaction of Sellers and Sellers’ counsel, and Buyer shall have made available to Seller for examination the originals or true and correct copies of all documents which Seller may reasonably request in connection with the transactions contemplated by this Agreement.

8.3 Representations and Warranties. The representations and warranties made by Buyer shall be true and correct as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date, except for changes permitted or contemplated by this Agreement.

8.4 Deliveries at Closing. Buyer shall have delivered or caused to be delivered to Sellers the documents, each properly executed and dated as of the Closing Date required pursuant to Section 2.3(b). Buyer shall also have made the payments described in Section 2.2.

8.5 Other Documents. Buyer shall have delivered to Sellers such certificates and documents of officers of Buyer and of public officials as shall be reasonably requested by Sellers’ counsel to establish the existence and good standing of Buyer and the due authorization of this Agreement and the transactions contemplated hereby by Buyer.

8.6 Absence of Investigations and Proceedings. No action or proceeding or formal investigation by any Person or governmental agency shall be pending with the object of challenging or preventing the Closing and no other proceeding shall be pending with such object or to collect damages from Sellers on account thereof.

8.7 Governmental Consents. All other material authorizations, consents or approvals of any and all governmental regulatory authorities shall have been obtained and be in full force and effect.

Notwithstanding the above, if any of the conditions set forth in this Article VIII have not been satisfied, Sellers may nevertheless elect to proceed with the consummation of the transactions contemplated hereby.

ARTICLE IX

INDEMNIFICATION

From and after the Closing, the parties shall be indemnified as set forth below

9.1 Indemnification by Sellers. Sellers shall, jointly and severally, indemnify, exculpate and hold Buyer and Buyer’s stockholders, directors, officers, employees and agents (collectively the “Buyer Indemnified Parties”) harmless from and against, and agree promptly to defend Buyer Indemnified Parties from and reimburse Buyer Indemnified Parties for, any and all losses, damages, liabilities, obligations and claims of any kind (excluding attorneys’ fees, costs and expenses) (“Claims”) incurred by any of the Buyer Indemnified Parties that result from:

(a) any breach of any of the representations and warranties made by Sellers in this Agreement or in any instrument, certificate or affidavit delivered by Sellers or the Controlling Stockholder at the Closing in accordance with the provisions of any Section hereof; provided, Buyer makes a claim for indemnification within the applicable survival period set forth in Section 9.5 hereof;

(b) any failure by Sellers to carry out, perform, satisfy and discharge any covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents delivered by Sellers or the Controlling Stockholder pursuant to this Agreement including, without limitation, the obligations under Section 2.9 to repurchase Accounts Receivable or to make the payments required under Section 2.4;

(c) the Retained Liabilities;

(d) any claims or litigation matters which relate or are due to the conduct of Sellers or the Business on or prior to the Closing Date, including, without limitation, the claims described in Schedule 4.14 hereto;

(e) the failure to comply with statutory provisions relating to bulk sales and transfers, if applicable; provided, however, that to the extent any failure to so comply arises from out of, or with respect to any Assumed Liability this Section 9.1(e) shall not apply;

(f) any fees, expenses or other payments incurred or owed by Sellers to any brokers or comparable third parties retained or employed by them or their affiliates in connection with the transactions contemplated by this Agreement;

(g) any suit, action or other proceeding brought by any governmental authority or Person arising out of, or in anyway related to, any of the matters referred to in Sections 9.1(a) through 9.1(f);

(h) any failure of Sellers to comply with its obligations under this Section 9.1; or

(i) any payments made by Buyer for the remaining term of William Clifton’s employment agreement dated August 1, 2003 with SST, following his termination by Buyer up to a maximum of Seventy Five Thousand Dollars ($75,000).

The amounts for which Sellers shall be liable under Section 9.1(a) shall be net of any insurance proceeds paid to the Buyer Indemnified Parties in connection with the facts giving rise to the right of indemnification.

9.2 Indemnification by Buyer. Buyer shall indemnify, exculpate and hold Sellers and Sellers’ stockholders, directors, officers, employees and agents (collectively the “Seller Indemnified Parties”) harmless from and against, and agree promptly to defend Seller Indemnified Parties from and reimburse Seller Indemnified Parties for, any and all Claims incurred by Seller Indemnified Parties that result from:

(a) any breach of any representations and warranties made by Buyer in or pursuant to this Agreement, or in any instrument, certificate or affidavit delivered by Buyer at the Closing in accordance with the provisions of any Section hereof; provided, Seller makes a claim for indemnification within the applicable survival period set forth in Section 9.5 hereof;

(b) any failure by Buyer to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and materials delivered by Buyer pursuant to this Agreement;

(c) the Assumed Liabilities; or

(d) the operation or ownership of the Business and the Purchased Assets after the Closing;

(e) any fees, expenses or other payments incurred or owed by Buyer to any brokers or comparable third parties retained or employed by them or their affiliates in connection with the transactions contemplated by this Agreement;

(f) any claims or litigation matters which relate to or are due to the conduct of Buyer or the Business after the Closing Date;

(g) any suit, action or other proceeding brought by any governmental authority or person arising out of, or in any way related to, any of the matters referred to in Sections 9.2(a) through 9.2(f); or

(h) any failure of Buyer to comply with its obligations under this Section 9.2.

The amounts for which Buyer shall be liable under Section 9.2(a) shall be net of any insurance proceeds paid to the Seller Indemnified Parties in connection with the facts giving rise to the right of indemnification.

9.3 Method of Asserting Claims.

(a) The party seeking indemnification (the “Indemnitee”) will give prompt written notice to the other party or parties (the “Indemnitor”) of any Claim which it discovers or of which it receives notice after the Closing and which might give rise to a claim by it against Indemnitor under Section 9 hereof, stating the nature, basis and (to the extent known) amount thereof; provided that failure to give prompt notice shall not jeopardize the right of any Indemnitee to indemnification except to the extent such failure shall have materially prejudiced the ability of the Indemnitor to defend such Claim. Subject to the Indemnitor’s right to dispute in good faith a Claim asserted by Indemnitee and Indemnitor’s right to defend in good faith third party claims both as hereinafter provided, the Indemnitor shall satisfy its obligations and this Section 9 within thirty (30) days after receipt of written notice thereof from the Indemnitee.

(b) In the event there is a Disputed Claim (defined below), Indemnitor shall be required to pay the Indemnitee the amount of such Claim for which Indemnitor has, pursuant to a final determination, been found liable within ten (10) days after there is a final determination with respect to such Disputed Claim. The term “Disputed Claim” shall mean any Claim which Indemnitor, in good faith, objects to in writing within thirty (30) days after receiving notice of the Claim. As used in this 9.3(b), a final determination of a Disputed Claim shall be (i) a judgment of any court determining the validity of such Disputed Claim, if no appeal is pending from such judgment and if the time to appeal therefrom has elapsed; (ii) an award of any arbitrator determining the validity of such Disputed Claim, if there is not pending any motion to set aside such award and if the time within which to move to set aside such award has elapsed; (iii) a written termination of the dispute with respect to such Claim signed by all of the parties thereto; (iv) a written acknowledgment of Indemnitor that it no longer disputes the Claim; or (v) such other evidence of final determination of a Disputed Claim as shall be acceptable to the parties.

(c) In case of any Claim or suit by a third party or by any governmental body, or any legal, administrative or arbitration proceeding with respect to which Indemnitor may have liability under the indemnity agreement contained in this Section 9, Indemnitor shall be entitled to participate therein, and, to the extent desired by it, to assume the defense thereof, and after notice from Indemnitor to Indemnitee of the election so to assume the defense thereof.

The Indemnitor shall notify the Indemnitee in writing, as promptly as possible (but in any case before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnitee to the Indemnitor under Section 9.3(a) of its election to defend in good faith any such third party claim or demand. Indemnitor will not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof unless Indemnitor does not actually assume the defense thereof following notice of such election. So long as the Indemnitor is defending in good faith any such claim or demand asserted by a third party against the Indemnitee, the Indemnitee shall not settle or compromise such claim or demand. Indemnitee will render to Indemnitor such assistance as may reasonably be required in order to insure proper and adequate defense of any such suit, Claim or proceeding including, without limitation, making available to the Indemnitor or its agents all records and other materials in the Indemnitee’s possession reasonably required by it for its use in contesting any third party claim or demand. The Indemnitee shall have the right to participate in the defense of any such claim or demand at its own expense.

9.4 Payment of Claims. Buyer agrees that, in the event of a Claim for indemnification hereunder, it shall seek to satisfy such Claim first from the Holdback Escrow Amount as provided in the Holdback Escrow Agreement and, second, against the Sellers.

9.5 Nature and Survival of Representations. The representations and warranties made by Sellers, on the one hand, and by Buyer, on the other hand, under this Agreement shall survive for a period of 18 months following the Closing, except that (i) the representations and warranties set forth in Section 4.15 (Taxes) and Section 4.22 (Employee Benefit Plans) shall survive the Closing until the expiration of the applicable statute of limitations, (ii) the representations and warranties set forth in Section 4.23 (Environmental Compliance) shall survive for a period of six years following the Closing, (iii) the representations and warranties set forth in Sections 4.5 (Title), 4.19 (Brokers) and Section 5.4 (Brokers) shall survive indefinitely.

9.6 Limitation on Aggregate Claims. No Claims may be asserted by a party pursuant to Sections 9.1(a) or 9.1(g) (as it relates to 9.1(a)) or 9.2(a) or 9.2(g) (as it relates to 9.2(a)) of this Agreement until the aggregate amount of all such Claims of such party shall exceed One Hundred Thirty Seven Thousand Five Hundred Dollars ($137,500) (the “Threshold Amount”), at which time the party seeking indemnification shall be entitled to recover Claims to the extent exceeding the Threshold Amount. Further, the maximum aggregate liability of Sellers or Buyer hereunder or under any other agreement made in connection herewith, absent fraud, shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000).

9.7 Remedies. Except as otherwise specifically provided in this Agreement, the foregoing indemnification provisions, absent fraud, are the sole and exclusive remedy any party may have for a breach of any representation or warranty hereunder.

ARTICLE X

FURTHER AGREEMENTS

10.1 Confidentiality.

(a) Buyer agrees that prior to Closing, Buyer and its agents and representatives shall not use for its or their own benefit (except when required by law and except for use in connection with Buyer’s financing of the transaction and Buyer’s investigation of Sellers and the Purchased Assets in connection with this Agreement) and shall hold in strict confidence and not disclose any data or information relating to Sellers or the Business obtained from Seller, or any of its directors, officers, employees, agents or representatives in connection with this Agreement or any data or information relating to the business, customers, financial statements, conditions or operations of the Business which data or information is confidential in nature and not generally known to the public (collectively, “Sellers’ Information”). If the transactions contemplated in this Agreement are not consummated for any reason, Buyer shall promptly return to Sellers all data, information and any other written material obtained by Buyer in connection with this transaction and any copies, summaries or extracts thereof, and shall refrain from disclosing any of Sellers’ Information to any third party or using any of Sellers’ Information for its own benefit or that of any other Person.

(b) Sellers and the Controlling Stockholder agree that Seller, the Controlling Stockholder and their agents and representatives shall not use for their own benefit (except when required by law and except for use in connection with their respective investigations and reviews of Buyer in connection with this Agreement), and shall hold in strict confidence and not disclose: (i) any data or information relating to Buyer or its affiliates obtained from Buyer, or from any of its directors, officers, employees, agents or representatives, in connection with this Agreement; or (ii) any data and information relating to the business, customers, financial statements, conditions or operations of Buyer which is confidential in nature and not generally known to the public (clauses (i) and (ii) together, “Buyer’s Information”). If the transactions contemplated in this Agreement are not consummated for any reason, Sellers and the Controlling Stockholder shall promptly return to Buyer all data, information and any other written material obtained by Controlling Stockholder or Sellers from Buyer in connection with this transaction and any copies, summaries or extracts, thereof and shall refrain from disclosing, any of Buyer’s Information to any third party or using any of Buyer’s Information for its own benefit or that of any other Person.

(c) Notwithstanding any other provision to the contrary herein, the provisions of this Section 10.1 shall survive the termination of this Agreement.

10.2 Records. For a period of five (5) years after the Closing Date (or such longer period as may be required by any governmental agency or ongoing litigation or in connection with any administrative proceeding):

(a) Buyer shall not dispose of or destroy any of the business records and files purchased herein with respect to Seller. If Buyer wishes to dispose of or destroy such records and files after that time, it shall first give thirty (30) days’ prior written notice to Seller and Seller shall have the right, at its option and expense, upon prior written notice to Buyer within such 30-day period, to take possession of the records and files within sixty (60) days after the date of Seller’s notice to Buyer.

(b) Buyer shall allow Seller and its representatives reasonable access to all business records and files with respect to Seller or the Purchased Assets pertaining to periods prior to the Closing Date to the extent such records and files reasonably relate to a reasonable business purpose disclosed by Seller to Buyer, during regular business hours and upon reasonable notice at Buyer’s principal places of business or at any location where such records are stored, and Seller shall have the right, at its own expense, to make copies of any such records and files; provided, however, that any such access or copying shall be had or done in such a manner so as not to unreasonably interfere with the normal conduct of Buyer’s business and operations.

10.3 Worker Adjustment and Retraining Notification Act. Buyer agrees to accept the transfer of and retain in its employment a sufficient number of Sellers’ Employees so as to avoid a “plant closing” or “mass layoff” as defined in the Worker Adjustment and Retraining Notification Act (“WARN”) for a period of at least sixty (60) days after the Closing Date. In the event of any such “plant closing” or “mass layoff” after such sixty (60) day period, Buyer agrees to provide any and all notices required by WARN. In addition, Buyer agrees to indemnify Sellers from and against any and all liability, damage, cost or expense (including but not limited to reasonable attorney’s fees) which Sellers may sustain or incur under WARN for any “plant closing” or “mass layoff” arising as a result of the consummation of any of the transactions contemplated by this Agreement or any “plant closing” or “mass layoff” occurring following the Closing Date, or failure to provide any notice required by WARN prior to or after the Closing Date.

10.4 Event of Loss. Upon the occurrence of an Event of Loss with respect to the Purchased Assets prior to the Closing, if the cost of repair, replacement or restoration of the damaged, destroyed or lost property does not exceed the amount of all insurance proceeds payable to Sellers plus One Hundred Thousand Dollars ($100,000), Sellers will repair, replace or restore such property at Sellers’ cost prior to the Closing. If the cost of such repair, replacement or restoration exceeds the amount of all insurance proceeds payable to Sellers for such property plus One Hundred Thousand Dollars ($100,000): (a) Buyer may elect to repair, replace or restore such property, and Sellers shall pay to Buyer an amount equal to all insurance proceeds payable to Sellers for such property plus One Hundred Thousand Dollars ($100,000) and Buyer shall pay the balance; or (b) Buyer may waive such repair, restoration or replacement in which case Sellers shall pay to Buyer all insurance proceeds plus One Hundred Thousand Dollars ($100,000). In lieu of paying insurance proceeds to Buyer, Sellers may assign to Buyer all of its rights under any insurance and to all proceeds of insurance covering the property damage, destruction or loss. If the cost of the repair, replacement or restoration is in excess of all insurance proceeds plus One Hundred Thousand Dollars ($100,000), and neither party elects to repair, replace or restore such property and Buyer, in its sole discretion, does not waive such right to repair, replacement or restoration, Buyer, in its sole discretion, may terminate this Agreement without liability to either party. At the Closing, if Buyer has waived the condition set forth in Section 7.5, Sellers shall assign to Buyer all its rights under any insurance and to all proceeds of insurance (excluding business interruption proceeds for periods prior to the Closing Date) covering the property damage, destruction or loss not so repaired, replaced or restored prior to the Closing.

10.5 Further Agreements.

(a) Controlling Stockholder and Buyer agree that after the Closing SST Conveyor Components, Inc., SST Bearing Corporation and Buyer shall enter into a Supply Agreement in the form attached hereto as Exhibit “Q”.

(b) Controlling Stockholder and Buyer agree that after the Closing SST Transportation, Inc. and Buyer will enter into a Transportation Agreement in the form attached hereto as Exhibit “R.”

ARTICLE XI

TERMINATION; MISCELLANEOUS

11.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date, as follows:

(a) by mutual written agreement of Sellers and Buyer; or

(b) by Buyer or Sellers if the Closing has not occurred on or before August 25, 2003; or

(c) by Buyer, if Buyer is not then in material breach of this Agreement and Sellers are then in material breach of this Agreement, and such breach remains uncured for ten (10) days after receipt of written notice thereof from Buyer; or

(d) by Sellers, if the Sellers are not then in material breach of this Agreement and Buyer is then in material breach of this Agreement, and such breach remains uncured for ten (10) days after receipt of written notice thereof from Sellers; or

(e) by Buyer pursuant to Section 10.4.

11.2 Rights on Termination. If this Agreement is terminated pursuant to Section 11.1 above, then except as otherwise provided herein, all further obligations of the parties under or pursuant to this Agreement shall immediately terminate without further liability of any party to the other, provided, however, that nothing in this Section 11.2 shall relieve liability or obligations hereunder of any party (the “Defaulting Party”) to the other party or parties on account of a breach of a covenant or agreement contained herein, or any misrepresentation or warranty contained herein by the Defaulting Party. In the case of such a breach or misrepresentation, in addition to any damages for which the Defaulting Party may be liable, the Defaulting Party shall reimburse the other party or parties for any expenses incurred by such party or parties in order to enforce its or their rights under this Agreement (including reasonable attorney’s fees and expenses). In addition, Buyer shall be entitled to pursue specific performance against the Sellers and the Controlling Stockholder (the Sellers and the Controlling Stockholder hereby acknowledging that the Purchased Assets are unique and that Buyer has no adequate remedy at law if Sellers breach this Agreement).

11.3 Further Assurances. From time to time after the Closing Date, upon the reasonable request of any party hereto, the other party or parties hereto shall execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment and transfer and take such further action as the requesting party may reasonably request in order to effectuate fully the purposes, terms and conditions of this Agreement.

11.4 Entire Agreement; Amendment; and Waivers. This Agreement and the agreements required to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, unless otherwise expressly provided.

11.5 Expenses. Except as otherwise specifically provided herein, whether or not the transactions contemplated by this Agreement are consummated, each of the parties shall pay the fees and expenses of its respective counsel, accountants and other experts incident to the negotiation, drafting and execution of this Agreement and consummation of the transactions contemplated hereby.

11.6 Benefit; Assignment. This Agreement shall be binding upon and shall inure to the benefit of and shall be enforceable by Buyer, the Sellers and their respective permitted successors and assigns. This Agreement (and any rights, obligation or liabilities hereunder) may not be assigned or delegated in whole or in part by any party without the prior written consent of the Sellers; provided, however, that Buyer may assign in whole or in part its rights, obligations or liabilities hereunder to an affiliate of Buyer or may make a collateral assignment thereof to any lender providing financing to Buyer in connection with the transactions contemplated hereby. No assignment by Buyer shall limit, terminate or otherwise affect Buyer’s primary liability under this Agreement. Any permitted assignee of Buyer shall fully assume the obligations of Buyer hereunder, provided, any lender taking a collateral assignment of Buyer’s rights hereunder shall not be deemed an assignee hereunder.

11.7 Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given (i) on the date of personal delivery to an officer of the other party, or (ii) when sent by telecopy or facsimile machine to the number shown below on the date of such confirmed facsimile or telecopy transmission, or (iii) when properly deposited for delivery by a nationally-recognized commercial overnight delivery service, prepaid, or by deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested on the date that is two (2) days after the date set forth in the records of such delivery service or on the return receipt, and addressed as follows, unless and until either of such parties notifies the other in accordance with this Section of a change of address or change of telecopy number:

If to Buyer:	BWAY Manufacturing, Inc.
8607 Roberts Drive, Suite 250
Atlanta, Georgia 30350
Attention: Jeff O’Connell
Telecopy No.: (770) 587-0186
Telephone No.: (770) 645-4827

With a copy to:	GREENBERG TRAURIG, LLP
3290 Northside Parkway, Suite 400
Atlanta, Georgia 30327
Attention: James S. Altenbach, Esq.
Telecopy No.: (678) 553-2189
Telephone No.: (678) 553-2444

With a copy to:	KELSO & COMPANY
320 Park Avenue, 24th Floor
New York, New York 10022
Attention: James J. Connors, II, Esq.
Telecopy No.: (212) 223-2379
Telephone No.: (212)751-3939

If to Sellers
to:	C. Winfield Scott
154 Commerce Boulevard
Loveland, OH 45140
Telecopy No. (513) 513-4283
Telephone No. (513) 583-5500

With a copy to:	Barbara Schwartz Bromberg, Esq.
DINSMORE & SHOHL LLP
1900 Chemed Center
255 East Fifth Street
Cincinnati, OH 45202
Telecopy No. (513) 977-8141
Telephone No. (513) 977-8110

11.8 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. This Agreement may be executed and delivered in counterpart signature pages executed and delivered via facsimile transmission, and any such counterpart executed and delivered via facsimile transmission shall be deemed an original for all intents and purposes. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

11.9 Severability. If any provision, clause or part of this Agreement or the application thereof under certain circumstances is held invalid or unenforceable, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

11.10 No Reliance. Except for (i) any assignees permitted by Section 11.6 of this Agreement; and (ii) lenders providing financing for the consummation of the transactions contemplated by this Agreement:

(a) no third party is entitled to rely on any of the representations, warranties and agreements of Buyer or Sellers contained in this Agreement; and

(b) Buyer and Sellers assume no liability to any third party because of any reliance on the representations, warranties and agreements of Buyer or Sellers contained in this Agreement.

11.11 Judicial Interpretation. Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party which itself or through its agent prepared the same, it being agreed that the agents of each party have participated in the preparation hereof.

11.12 Saturdays, Sundays and Legal Holidays. If the time period by which any acts or payments required hereunder must be performed or paid expires on a Saturday, Sunday or legal holiday, then such time period shall be automatically extended to the close of business on the next regularly scheduled business day.

11.13 Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of Georgia, without regard to the conflict of law principles thereof.

11.14 Income Tax Position. Neither Buyer nor Sellers shall take a position for income tax purposes which is inconsistent with this Agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

“BUYER”

BWAY MANUFACTURING, INC.

By:	/s/ Kevin C. Kern
Name:	Kevin C. Kern
Title:	Vice President

“SELLERS”

SST INDUSTRIES, INC.

By:	/s/ C. Winfield Scott
Name:	C. Winfield Scott
Title:	President

SST INDUSTRIES OF GEORGIA, INC.

By:	/s/ C. Winfield Scott
Name:	C. Winfield Scott
Title:	President

SST INDUSTRIES OF VIRGINIA, INC.

By:	/s/ C. Winfield Scott
Name:	C. Winfield Scott
Title:	President

Solely as to provisions specifically applying to
“CONTROLLING STOCKHOLDER”

/s/ C. Winfield Scott
C. Winfield Scott